Exhibit 99.1
ADC Therapeutics Reports Second Quarter 2024 Financial Results and Provides Operational Update

ZYNLONTA® net sales of $17.0 million in 2Q 2024; Commercial profitability achieved during first half of 2024

LOTIS-7 trial enrollment on track with efficacy and safety data on eligible patients expected by year-end 2024 and mature data on all patients expected in first half of 2025

Full enrollment in LOTIS-5 trial expected before year-end 2024

Company to host conference call today at 8:30 a.m. EDT

Lausanne, Switzerland, August 6, 2024 -- ADC Therapeutics SA (NYSE: ADCT), a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), today reported financial results for the second quarter ended June 30, 2024, and provided operational updates.

“We continue to make progress on multiple fronts, including reaching a key milestone as ZYNLONTA achieves commercial profitability in the first half of the year. We are excited about the potential to further our growth as we move toward expanding into the second line setting of DLBCL and indolent lymphomas,” said Ameet Mallik, Chief Executive Officer of ADC Therapeutics. “Additionally, we have now passed futility analysis with LOTIS-5 and expect to complete enrollment this year, while also planning to deliver updates on the LOTIS-7 trial and on ADCT-601 targeting AXL. With our expected cash runway extended into mid-2026, we are well positioned to execute our strategy and advance multiple value-generating catalysts before year-end.”

Second Quarter 2024 Operational Updates & Recent Highlights

•ZYNLONTA: Reached commercial profitability in the first half of 2024, generating net product sales of $17.0 million in the second quarter of 2024, a 5% decrease as compared to revenue of $17.8 million in the first quarter of 2024. Demand was impacted in part by variability in ordering patterns in the second quarter.

•LOTIS-7: During the second quarter, the Company announced the completion of dose escalation in LOTIS-7, a Phase 1b open-label clinical trial evaluating ZYNLONTA in combination with bispecific antibodies glofitamab or mosunetuzumab in heavily pre-treated patients with relapsed/refractory B-cell non-Hodgkin lymphoma (r/r B-NHL). Enrollment in the Part 2 dose expansion is progressing and completion is expected by year-end. An update on safety and efficacy in evaluable patients is expected by year-end, with data on all patients anticipated in the first half of 2025.

•LOTIS-5: The Phase 3 confirmatory trial for ZYNLONTA in combination with rituximab in patients with 2L+ diffuse large B-cell lymphoma (DLBCL). An Independent Data Monitoring Committee (IDMC) conducted a prespecified interim analysis of unblinded data and has recommended that the trial continue as planned without modifications. Enrollment is nearing completion in the randomized portion of the trial with full enrollment expected before year-end 2024.

•Investigator-initiated trial in marginal zone lymphoma (MZL): Partial data from an investigator-initiated Phase 2 clinical trial evaluating ZYNLONTA for the treatment of relapsed/refractory (r/r) MZL were presented on May 6, 2024 at the Lymphoma Research Foundation’s 2024 Marginal Zone Lymphoma Scientific Workshop by the trial’s lead investigator. Initial data from the first 15 evaluable patients showed 13 achieved a complete response and 1 achieved a partial response. The multi-center study is designed to enroll 50 patients. Additional data publications and presentations at medical congresses are expected in 2024 or 2025.

•Investigator-initiated trial in follicular lymphoma (FL): The investigator-initiated Phase 2 clinical trial evaluating ZYNLONTA in combination with rituximab in patients with relapsed/refractory follicular lymphoma is currently being conducted at the Sylvester Comprehensive Cancer Center at the University of Miami Miller School of Medicine. Additional updates are expected at medical congresses in 2024 or 2025.

•ADCT-601 (targeting AXL): The Phase 1b trial in ADCT-601 targeting AXL continues enrolling patients in both the sarcoma and pancreatic cancer arms, optimizing dose and schedule. We plan to share an initial update from the Phase 1 trial in patients in the second half of 2024.

•Early-stage pipeline: Progress continues in the IND-enabling studies for the Company’s PSMA, NaPi2b and Claudin-6 targeting ADCs. ASCT2 targeting ADC is in drug candidate selection stage and is still on track to complete this year. The Company has selected one target to move forward toward IND which we expect to disclose in 2025.
Second Quarter and First Half 2024 Financial Results

•Cash and cash equivalents: As of June 30, 2024, cash and cash equivalents were $300.1 million, compared to $278.6 million as of December 31, 2023. In May 2024 the Company completed an underwritten offering resulting in net proceeds of approximately $97.4 million, extending the expected cash runway into mid-2026.

•Product Revenues: Net product revenues were $17.0 million for the second quarter ended June 30, 2024 and $34.9 million for the first six months of 2024 as compared to $19.2 million and $38.2 million for the same periods in 2023. The quarter-over-quarter decrease is primarily due to lower sales volume, partially offset by a higher price. The year-to-date decrease is primarily due to lower sales volumes, as well as higher gross-to-net deductions primarily due to the discarded drug rebate accrual partially offset by a higher price.

•Research and Development (R&D) Expense: R&D expense was $24.3 million and $50.0 million for the three and six months ended June 30, 2024, respectively. This compares to R&D expense of $31.3 million and $69.7 million for the same periods in 2023. The decrease is due primarily to implementation of productivity initiatives and focused investment in prioritized development programs.

•Selling and Marketing (S&M) Expense: S&M expense was $10.7 million and $22.1 million for the three and six months ended June 30, 2024, respectively. This compares to S&M expense of $14.5 million and $29.8 million for the same periods in 2023. The decrease in S&M expense was primarily due to lower marketing and advertising costs and personnel related expenses.

•General & Administrative (G&A) Expense: G&A expense was $10.2 million and $22.3 million for the three and six months ended June 30, 2024, respectively. This compares to G&A expense of $12.0 million and $27.5 million for the same periods in 2023. The quarter-over-quarter decrease in G&A expense was primarily related to lower legal and audit fees, insurance and IT expenses while the year-to-date decrease was primarily related to lower insurance and IT expenses, partially offset by higher legal and audit fees.

•Net Loss: Net loss for the quarter ended June 30, 2024 was $36.5 million, or a net loss of $0.38 per basic and diluted share, as compared to net loss of $48.9 million, or a net loss of $0.60 per basic and diluted share for the same period in 2023. Net loss for the six months ended June 30, 2024 was $83.2 million, or a net loss of $0.93 per basic and diluted share, as compared to net loss of $108.3 million, or a net loss of $1.33 per basic and diluted share for the six months ended June 30, 2023. The decrease is primarily due to lower operating expenses.

•Adjusted Net Loss: Adjusted net loss, which is a non-GAAP financial measure, was $24.4 million, or an adjusted net loss of $0.25 per basic and diluted share for the quarter ended June 30, 2024 as compared to adjusted net loss of $32.1 million, or $0.39 per basic and diluted share, for the same period in 2023. Adjusted net loss for the six months ended June 30, 2024 was $55.5 million, or an adjusted net loss of $0.62 per basic and diluted share, as compared to net loss of $73.9 million, or an adjusted net loss of $0.91 per basic and diluted share for the six months ended June 30, 2023. The decrease in adjusted net loss is primarily attributable to lower operating expenses.

Conference Call Details

ADC Therapeutics management will host a conference call and live audio webcast to discuss second quarter 2024 financial results and provide a company update today at 8:30 a.m. Eastern Time. To access the conference call, please register here. Registrants will receive the dial-in number and unique PIN. It is recommended that you join 10 minutes before the event, though you may pre-register at any time. A live webcast of the call will be available under “Events & Presentations” in the Investors section of the ADC Therapeutics website at ir.adctherapeutics.com. The archived webcast will be available for 30 days following the call.

About ZYNLONTA®

ZYNLONTA® is a CD19-directed antibody drug conjugate (ADC). Once bound to a CD19-expressing cell, ZYNLONTA is internalized by the cell, where enzymes release a pyrrolobenzodiazepine (PBD) payload. The potent payload binds to DNA minor groove with little distortion, remaining less visible to DNA repair mechanisms. This ultimately results in cell cycle arrest and tumor cell death.

The U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) have approved ZYNLONTA (loncastuximab tesirine-lpyl) for the treatment of adult patients with relapsed or refractory (r/r) large B-cell lymphoma after two or more lines of systemic therapy, including diffuse large B-cell lymphoma (DLBCL) not otherwise specified (NOS), DLBCL arising from low-grade lymphoma and also high-grade B-cell lymphoma. The trial included a broad spectrum of heavily pre-treated patients (median three prior lines of therapy) with difficult-to-treat disease, including patients who did not respond to first-line therapy, patients refractory to all prior lines of therapy, patients with double/triple hit genetics and patients who had stem cell transplant and CAR-T therapy prior to their treatment with ZYNLONTA. This indication is approved by the FDA under accelerated approval and in the European Union under conditional approval based on overall response rate and continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. Please see full prescribing information including important safety information about ZYNLONTA at www.ZYNLONTA.com.

ZYNLONTA is also being evaluated as a therapeutic option in combination studies in other B-cell malignancies and earlier lines of therapy.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs). The Company is advancing its proprietary ADC technology to transform the treatment paradigm for patients with hematologic malignancies and solid tumors.

ADC Therapeutics’ CD19-directed ADC ZYNLONTA (loncastuximab tesirine-lpyl) received accelerated approval by the FDA and conditional approval from the European Commission for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents and in earlier lines of therapy. In addition to ZYNLONTA, ADC Therapeutics has multiple ADCs in ongoing clinical and preclinical development.

ADC Therapeutics is based in Lausanne (Biopôle), Switzerland and has operations in London and New Jersey. For more information, please visit https://adctherapeutics.com/ and follow the Company on LinkedIn.

ZYNLONTA® is a registered trademark of ADC Therapeutics SA.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•Adjusted total operating expenses
•Adjusted net loss
•Adjusted net loss per share

Management uses such measures internally when monitoring and evaluating our operational performance, generating future operating plans and making strategic decisions regarding the allocation of capital. We believe that these adjusted financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and facilitate operating performance comparability across both past and future reporting periods. These non-GAAP measures have limitations as financial measures and should be considered in addition to, and not in isolation or as a substitute for, the information prepared in accordance with GAAP. When preparing these supplemental non-GAAP measures, management typically excludes certain GAAP items that management does not believe are indicative of our ongoing operating performance. Furthermore, management does not consider these GAAP items to be normal, recurring cash operating expenses; however, these items may not meet the GAAP definition of unusual or non-recurring items. Since non-GAAP financial measures do not have standardized definitions and meanings, they may differ from the non-GAAP financial measures used by other companies, which reduces their usefulness as comparative financial measures. Because of these limitations, you should consider these adjusted financial measures alongside other GAAP financial measures.

The following items are excluded from adjusted total operating expenses:

Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

The following items are excluded from adjusted net loss and adjusted net loss per share:

Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

Certain Other Items: We exclude certain other significant items that we believe do not represent the performance of our business, from our adjusted financial measures. Such items are evaluated by management on an individual basis based on both quantitative and qualitative aspects of their nature. While not all-inclusive, examples of certain other significant items excluded from our adjusted financial measures would be: changes in the fair value of warrant obligations and the effective interest expense associated with the senior secured term loan facility and the effective interest expense and cumulative catch-up adjustments associated with the deferred royalty obligation under the royalty purchase agreement with HealthCare Royalty Partners.

See the attached Reconciliation of GAAP Measures to Non-GAAP Measures for explanations of the amounts excluded and included to arrive at the non-GAAP financial measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “would”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “future”, “continue”, or “appear” or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: the expected cash runway into mid-2026 the Company’s ability to grow ZYNLONTA® revenue in the United States; the ability of our partners to commercialize ZYNLONTA® in foreign markets, the timing and amount of future revenue and payments to us from such partnerships and their ability to obtain regulatory approval for ZYNLONTA® in foreign jurisdictions; the timing and results of the Company’s or its partners’ research and development projects or clinical trials including LOTIS 5 and 7, ADCT 601 and 602 as well as early research in certain solid tumors with different targets, linkers and payloads; the timing and results of investigator-initiated trials including those studying FL and MZL and the potential regulatory and/or compendia strategy and the future opportunity; the timing and outcome of regulatory submissions for the Company’s products or product candidates; actions by the FDA or foreign regulatory authorities; projected revenue and expenses; the Company’s indebtedness, including Healthcare Royalty Management and Blue Owl and Oaktree facilities, and the restrictions imposed on the Company’s activities by such indebtedness, the ability to comply with the terms of the various agreements and repay such indebtedness and the significant cash required to service such indebtedness; and the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company's Annual Report on Form 10-K and in the Company's other periodic and current reports and filings with the U.S. Securities and Exchange Commission. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document.

ADC Therapeutics SA
Condensed Consolidated Statements of Operation (Unaudited)
(in thousands, except for share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenue
Product revenues, net	$17,030	$19,197	$34,878	$38,150
License revenues and royalties	380	86	585	125
Total revenue, net	17,410	19,283	35,463	38,275
Operating expense
Cost of product sales	(1,217)	(1,132)	(3,727)	(1,105)
Research and development	(24,295)	(31,342)	(50,030)	(69,717)
Selling and marketing	(10,701)	(14,456)	(22,091)	(29,807)
General and administrative	(10,238)	(12,002)	(22,269)	(27,505)
Total operating expense	(46,451)	(58,932)	(98,117)	(128,134)
Loss from operations	(29,041)	(39,649)	(62,654)	(89,859)

Other income (expense)
Interest income	3,253	2,372	6,201	4,547
Interest expense	(12,679)	(10,309)	(25,175)	(20,600)
Other, net	2,754	(5,067)	159	(4,234)
Total other expense, net	(6,672)	(13,004)	(18,815)	(20,287)
Loss before income taxes	(35,713)	(52,653)	(81,469)	(110,146)
Income tax (expense) benefit	(234)	4,498	(397)	3,980
Loss before equity in net losses of joint venture	(35,947)	(48,155)	(81,866)	(106,166)
Equity in net losses of joint venture	(597)	(767)	(1,284)	(2,130)
Net loss	$(36,544)	$(48,922)	$(83,150)	$(108,296)

Net loss per share
Net loss per share, basic and diluted	$(0.38)	$(0.60)	$(0.93)	$(1.33)
Weighted average shares outstanding, basic and diluted	95,691,245	81,471,127	89,121,783	81,140,287

ADC Therapeutics SA
Condensed Consolidated Balance Sheet (Unaudited)
(in thousands)

	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$300,119	$278,598
Accounts receivable, net	22,868	25,182
Inventory	15,191	16,177
Prepaid expenses and other current assets	17,181	16,334
Total current assets	355,359	336,291
Non-current assets
Property and equipment, net	5,483	5,622
Operating lease right-of-use assets	9,685	10,511
Interest in joint venture	260	1,647
Other long-term assets	992	711
Total assets	$371,779	$354,782

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,708	$15,569
Accrued expenses and other current liabilities	46,924	52,101
Total current liabilities	57,632	67,670

Deferred royalty obligation, long-term	316,211	303,572
Senior secured term loans	113,673	112,730
Operating lease liabilities, long-term	9,309	10,180
Other long-term liabilities	6,624	8,879
Total liabilities	503,449	503,031

Total shareholders’ equity (deficit)	(131,670)	(148,249)

Total liabilities and shareholders’ equity (deficit)	$371,779	$354,782

ADC Therapeutics SA
Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)
(in thousands, except for share and per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
(in thousands)	2024	2023	Change	% Change	2024	2023	Change	% Change
Total operating expense	(46,451)	(58,932)	12,481	(21)%	$(98,117)	$(128,134)	$30,017	(23)%
Adjustments:
Share-based compensation expense (i)	1,988	1,118	870	78%	2,146	9,192	(7,046)	(77)%
Adjusted total operating expenses	(44,463)	(57,814)	13,351	(23)%	$(95,971)	$(118,942)	$22,971	(19)%

	Three Months Ended June 30,		Six Months Ended June 30,
in thousands (except for share and per share data)	2024	2023	2024	2023
Net loss	$(36,544)	$(48,922)	$(83,150)	$(108,296)
Adjustments:
Share-based compensation expense (i)	1,988	1,118	2,146	9,192
Deerfield warrants obligation, change in fair value (income) expense (ii)	(2,230)	(20)	838	(636)
Effective interest expense on senior secured term loan facility (iii)	4,413	4,480	8,816	9,020
Deferred royalty obligation interest expense (iv)	8,266	5,829	16,359	11,575
Deferred royalty obligation cumulative catch-up adjustment (income) expense (iv)	(263)	5,417	(526)	5,288
Adjusted net loss	$(24,370)	$(32,098)	$(55,517)	$(73,857)

Net loss per share, basic and diluted	$(0.38)	$(0.60)	$(0.93)	$(1.33)
Adjustment to net loss per share, basic and diluted	0.13	0.21	0.31	0.42
Adjusted net loss per share, basic and diluted	$(0.25)	$(0.39)	$(0.62)	$(0.91)
Weighted average shares outstanding, basic and diluted	95,691,245	81,471,127	89,121,783	81,140,287

(i)Share-based compensation expense represents the cost of equity awards issued to our directors, management and employees. The fair value of awards is computed at the time the award is granted and is recognized over the requisite service period less actual forfeitures by a charge to the statement of operations and a corresponding increase in additional paid-in capital within equity. These accounting entries have no cash impact.

(ii)Change in the fair value of the Deerfield warrant obligation results from the valuation at the end of each accounting period. There are several inputs to these valuations, but those most likely to result in significant changes to the valuations are changes in the value of the underlying instrument (i.e., changes in the price of our common shares) and changes in expected volatility in that price. These accounting entries have no cash impact.
(iii)Effective interest expense on senior secured term loans relates to the increase in the value of our loans in accordance with the amortized cost method.
(iv)Deferred royalty obligation interest expense relates to the accretion expense on our deferred royalty obligation pursuant to the royalty purchase agreement with HCR and cumulative catch-up adjustments related to changes in the expected payments to HCR based on a periodic assessment of our underlying revenue projections.

CONTACTS:

Investors                            Media:
Marcy Graham                            Nicole Riley
ADC Therapeutics                        ADC Therapeutics
Marcy.Graham@adctherapeutics.com                Nicole.Riley@adctherapeutics.com
+1 650-667-6450                        +1 862-926-9040